Exhibit 10.6

ASSET PURCHASE Agreement

by and among

MOBIVITY HOLDINGS CORP.,

MOBIVITY, INC.

and

BELLY, INC.

ASSET PURCHASE agreement

ASSET PURCHASE AGREEMENT, dated as of November 14, 2018 (this “Agreement”), by and among Mobivity Holdings Corp., a Nevada corporation (“Parent”), Mobivity, Inc., a Nevada corporation (“Buyer”), and Belly, Inc., a Delaware corporation ("Seller”).

WITNESSTH:

WHEREAS, Seller provides: (i) digital loyalty programs for small and mid-sized businesses under the name “Belly” (the “Acquired Business”) and (ii) a loyalty and customer engagement platform business (the “Hatch Business”);

WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth; and

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01Definitions.

(a)The following terms, as used herein, have the following meanings:

"Business Day" means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York.

“Closing Date” means the date of the Closing.

"Code" shall mean the United States Internal Revenue Code of 1986, as amended.

"GAAP" means United States generally accepted accounting principles applied on a consistent basis.

“Hatch Assets” means any asset of Seller used, to any material extent, in the conduct of the Hatch  Business.

"Legal Requirements" means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Seller or to any of its assets, properties or businesses.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

"Net Working Capital" means the result of (i) the sum of all of the accounts receivable (net of allowance for doubtful accounts), inventory and prepaid expenses (each as defined by and determined in accordance with GAAP) included in the Acquired Assets as of Closing Date, minus (ii) the total current liabilities (as defined by and determined in accordance with GAAP but other than deferred revenue obligations) included in the Assumed Liabilities as of the Closing Date.

“Net Working Capital Target” means an amount equal to $0.

“Permitted Liens” mean (a) Liens for taxes not yet due or being contested in good faith, and (b) Liens which do not materially detract from the value of any Acquired Asset as now used, or materially interfere with any present or intended use of any Acquired Asset.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality.

“Post-Closing Tax Period” means any Tax period (or portion thereof) ending after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Seller License Agreement” means the Hatch Loyalty Software as a Service (SaaS) License Agreement by and between Seller and Buyer, in the form of Exhibit A hereto.

"Taxes" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, uses, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquired Assets	2.01
Acquired Business	Recitals
Assumed Liabilities	2.03
Business Products	3.15(a)
Closing	2.07
Contracts	2.01(c)
Damages	7.02
Employee	3.16(h)
Excluded Assets	2.02
Excluded Contracts	2.02(a)
Excluded Liabilities	2.04
Fundamental Representations	7.01
Governmental Entity	3.03
Indemnified Parties	7.02
Intellectual Property Rights	3.15(a)
Material Adverse Effect	3.01
Permits	3.12
Purchase Price	2.06
Seller Balance Sheet	3.08
Seller Balance Sheet Date	3.06
Seller Employee Plan	3.16(h)
Technology	3.15(a)
Third Party Claim	7.03(a)
Transferred Employee	5.03(f)

ARTICLE II
PURCHASE AND SALE

Section 2.01Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, free and clear of all Liens, other than Permitted Liens, all of the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used exclusively in the conduct of the Acquired Business by Seller as the same shall exist on the Closing Date, including all of the assets shown on the Seller Balance Sheet and not disposed of in the ordinary course of business, and all assets of the Acquired Business thereafter acquired by Seller (the “Acquired Assets”), and including, without limitation, all right, title and interest of Seller in, to and under:

(a)All accounts receivable of the Acquired Business;

(b)All personal property and interest therein, including all equipment, furniture, office equipment, communications equipment, computer equipment (including laptops) identified on the Acquired Business’s fixed asset schedule attached as Schedule 2.01(b);

(c)All rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, including without limitation the items listed on Sections 3.11 and 3.15 of the Seller Disclosure Schedule (collectively, the “Contracts”), other than the Excluded Contracts;

(d)All prepaid expenses and deposits relating to the operation of the Acquired Business, including those identified on Schedule 2.01(d);

(e)All rights, claims, credits, causes of action or rights of set-off against third parties relating to the Acquired Assets, including (without limitation) un-liquidated rights under manufacturers’ and vendors’ warranties;

(f)All Technology and Intellectual Property Rights related to the Acquired Business, including but not limited to: (i) the goodwill associated with any trademarks or service; (ii) rights to sue for past, present and future infringements or misappropriation of any Technology or Intellectual Property Rights, including the right to recover damages therefore, and the right to receive royalties, license fees and income from any Technology or Intellectual Property Rights; and (iii) any rights at common law directly arising from any Technology or Intellectual Property Rights and any licenses with respect to any Technology or Intellectual Property Rights, including, without limitation, those listed on Sections 3.15(c) of the Seller Disclosure Schedule;

(g)All social media presence related to the Acquired Business, including (without limitation) all associated passwords and other account management information in Seller’s possession;

(h)All transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Acquired Business, including (without limitation) the items listed on Section 3.12 of the Seller Disclosure Schedule;

(i)All books, records, files and papers, whether in hard copy or computer format, used in the Acquired Business, including (without limitation) engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, and any information relating to Tax imposed on the Acquired Assets; and

(i)All goodwill associated with the Acquired Business or the Acquired Assets, together with the right to represent to third parties that Buyer is the successor to the Acquired Business.

Section 2.02Excluded Assets.  Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) will be excluded from the Acquired Assets:

(a)Any Contract listed on Schedule 2.02(a) (the “Excluded Contracts”);

(b)Any Acquired Assets sold or otherwise disposed of in the ordinary course of the operation of the Acquired Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date;

(c)Cash and cash equivalents;

(d)All bank accounts (other than merchant settlement and processing accounts relating to the Acquired Business);

(e)Insurance and employee benefit plans; and

(f)Any Hatch Assets.

Section 2.03Assumption of Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing to assume only the following liabilities and obligations of Seller (the “Assumed Liabilities”):

(a)Obligations to be performed after the Closing under the Contracts (other than the Excluded Contracts), but specifically excluding any liability or obligation that arises out of or relates to any warranty or indemnification obligation thereunder or any default, breach, violation or failure to perform or comply with the terms thereof relating to periods prior to, or that occurred on or before, the Closing Date; and

(b)the liabilities or obligations for current liabilities (as defined by and determined in accordance with GAAP) which are included in the calculation of the Net Working Capital.

Section 2.04Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller of whatever nature whether presently in existence or arising hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), and Seller will pay all such Excluded Liabilities as they become due.  Without limiting the foregoing, none of the following shall be Assumed Liabilities (and each shall be an Excluded Liability) for the purposes of this Agreement:

(a)Any liability or obligation for Tax arising from or with respect to the Acquired Assets or the operations of the Acquired Business which is incurred in or attributable to the Pre-Closing Tax Period;

(b)Any liability or obligation for any accounts payable or other accruals arising on or prior to the Closing Date, unless expressly assumed by Buyer pursuant to Section 2.03(b);

(c)Any liability or obligation under the Contracts that arises after the Closing Date but that arises out of or relates to any default, breach, violation or failure to perform or comply with the terms thereof that occurred on or before the Closing Date;

(d)Any liability or obligation under any Excluded Contract whether arising before or after the Closing Date;

(e)Any indemnification and warranty obligations, arising out of or related to any products or services, manufactured, distributed or sold in connection with the Acquired Business on or prior to the Closing Date;

(f)Any liability or obligation relating to employees of, or independent contractors or consultants to, the Acquired Business for all periods ending on or prior to the Closing Date, including, without limitation, any liability or obligation under any Seller Employee Plan, workers’ compensation claims, disability and occupational diseases in each case without regard to whether such injuries, claims, conditions, events and occurrences are known or otherwise manifest on or prior to the Closing Date and any bonuses (including, without limitation, a pro rata portion of any bonus paid by Buyer to any Transferred Employee in respect of any period, a portion of which includes the period on or prior to the Closing Date), vacation pay, or severance or retention obligations to such employees, whether or not accrued on Seller’s books and records; and

(g)Any liability or obligation relating to any Excluded Asset.

Section 2.05Assignment of Contracts and Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof to in any way adversely affect the rights of Buyer or Seller thereunder.  Each of Seller and Buyer will use their best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, each of Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.  Seller will promptly pay to Buyer when received all monies received by Seller under any Acquired Asset or any claim or right or any benefit arising thereunder.  In such event, Seller, and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternative arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Acquired Assets.

Section 2.06Purchase Price.

(a)The purchase price for the Acquired Assets (the “Purchase Price”) is $3,000,000 in cash.

(b)The Purchase Price will be paid as provided in this Section 2.06 and in Section 2.07, and shall be adjusted (plus or minus) by the Closing Working Capital Adjustment as provided in Section 2.08 hereof.

(c)The Purchase Price will paid to Seller at Closing to satisfy the Seller liabilities set forth on Schedule 2.06(c) (the “Seller Obligations”).

Section 2.07Closing.  The closing (the “Closing”) of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Buyer in Chandler, Arizona (or via electronic exchange of closing documentation in PDF or other mutually acceptable format) as soon as possible, but in no event later than three Business Days, after the satisfaction of the conditions set forth in Article VI, or at such other time or place as Buyer and Seller may agree.  At the Closing,

(a)Buyer will deliver the Purchase Price as provided in Section 2.06(c);

(b)Seller and Buyer will enter into the Seller License Agreement and Buyer will pay the license fee of $1,000,000 in cash to Seller by wire transfer of immediately available funds to the account designated by Seller;

(c)Seller and Buyer will enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B; and

Section 2.08Seller will deliver to Buyer such deeds, bills of sale, assignment, certificates or title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller. Closing Working Capital Adjustment. The Purchase Price will be subject to adjustment as follows:

(a) Three days prior to the closing, Seller will deliver to Buyer a statement (in the form of Schedule 2.08 hereto) setting forth the Seller’s good faith estimate of the Net Working Capital as of the close of business on the day prior to the Closing Date (the “Estimated Working Capital Statement”) prepared in accordance with GAAP (the “Estimated Working Capital”).

(b) Within 45 days after the Closing Date, Buyer will prepare and deliver to Seller a reasonably detailed statement (the “Closing Working Capital Statement”) of the Net Working Capital as of the close of business on the day prior to the Closing Date (the “Closing Working Capital”). The Closing Working Capital Statement shall be prepared in accordance with GAAP and shall be in the same format (and include each of the same matters contained in) as the Estimated Working Capital Statement. Following the Closing Date, Buyer agrees that it will cooperate with Seller and its advisors in making available to Seller and its advisors such books, records, financial information, work papers, and supporting data, as reasonably requested, in connection with Seller’s review of the Closing Working Capital Statement.

(c)  Seller may deliver a written notice to Buyer within 30 days after Seller’s receipt of the Closing Working Capital Statement stating whether Seller has any objections to the Closing Working Capital, describing in reasonable detail any objections thereto. Failure to give an objection notice on or before the expiration of such 30-day period (or written notification from Seller that it has no objection to the Closing Working Capital Statement) will constitute acceptance and approval of the Closing Working Capital set forth therein, and such Closing Working Capital will be final and binding upon the Parties.

(d) If Seller notifies Buyer of any objection to the Closing Working Capital Statement within the time period set forth in Section 2.08(c), Buyer and Seller will attempt in good faith to reach an agreement as to the matter in dispute.  If such parties fail to resolve any such disputed item within 15 days after receipt of timely notice of such objection, then any such disputed item will be submitted to and determined by a regional independent accounting firm mutually selected by Buyer and Seller within 7 days of such 15-day period (the “Independent Accounting Firm”).  The Independent Accounting Firm will be given reasonable access to records of Buyer and Seller to resolve any disputed item regarding the Closing Working Capital Statement, and will be instructed to submit its determination in writing with respect to any disputed matters to Buyer and Seller within 20 days. The Independent Accounting Firm will address only those items properly disputed in accordance with Section 2.08(c) and the Independent Accounting Firm may not assign a value greater than the greatest value or lower than the lowest value for any such item claimed by Buyer, on the one hand, or Seller, on the other hand. The fees and expenses of the Independent Accounting Firm incurred in resolving the disputed matter will be equitably apportioned by such accountants based on the extent to which Buyer, on the one hand, or Seller, on the other hand, is determined by the Independent Accounting Firm to be the prevailing party in the resolution of each such disputed matter. The Closing Working Capital Statement properly disputed under this Section 2.07(d) will, after resolution of such dispute pursuant to this Section 2.07(d), be final, binding and conclusive on all parties.

(e)If the Closing Working Capital as finally determined is less than the Net Working Capital Target (such lesser amount, the “Shortfall”), then, the Seller shall pay to the Buyer, in immediately available funds, an amount equal to the Shortfall.

(f) If the Closing Working Capital as finally determined is equal to or greater than the Net Working Capital Target (such greater amount, the “Excess”), then the Buyer shall pay to the Seller in immediately available funds, an amount equal to the Excess.

(g)  Any payment pursuant to Sections 2.08(e) or 2.08(f) to the Buyer or the Seller, as applicable, will be made within 5 business days after the determination of Closing Working Capital becomes final and binding

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

Section 3.01Organization.  Seller  is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects (a “Material Adverse Effect”) of the Acquired Business.

Section 3.02Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby are within its organizational powers and have been duly authorized by all necessary organizational action of Seller.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

Section 3.03Governmental Authorization; Consents.

(a)The execution, delivery and performance by Seller of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority (a “Governmental Entity”).

(b)Except as set forth on Section 3.03 of the Seller Disclosure Schedule, no consent, approval, waiver or other action by any Person (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which Seller is a party or by which the Seller is bound is required or necessary for the execution, delivery and performance of this Agreement by Seller or the consummation of the transactions contemplated hereby.

Section 3.04Non-Contravention.  The execution, delivery and performance by Seller of this Agreement does not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Seller, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any agreement, contract, or other instrument binding upon Seller or any license, franchise, permit or other similar authorization held by Seller or (d) result in the creation or imposition of any Lien on any Acquired Asset.

Section 3.05Sufficiency of and Title to Acquired Assets.

(a)The Acquired Assets constitute, and on the Closing Date will constitute, all or the assets or property (i) used or held for use by Seller or any other Person in the Acquired Business, other than Excluded Assets and (ii) necessary for the conduct of the Acquired Business in the manner and to the extent presently conducted by Seller.

(b)Upon Closing, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Acquired Assets, free and clear of all Liens, except for Permitted Liens, and without incurring any penalty, fee, expense or other adverse consequence, including any increase in rentals, royalties, license or other fees or expenses imposed as a result of, or arising from, the consummation of the transactions contemplated hereby.

Section 3.06Financial Statements.  The unaudited financial statements of operations for the Acquired Business  for the fiscal years ended December 31, 2015, December 31, 2016, and December 31, 2017 and the eight months ended September 30, 2018 (the “Seller Balance Sheet Date” ) previously delivered to Buyer fairly present, in all material respects, all of the assets, liabilities, transactions, results of operations and the financial position of the Acquired Business taken as a whole as of the dates thereof and its results of operations and cash flows for the periods then ended.

Section 3.07Absence of Certain Changes.  Except as set forth in Section 3.07 of the Seller Disclosure Schedule, since September 30, 2018, Seller has conducted the Acquired Business in the ordinary course consistent with past practices and has not:

(a)  suffered any event or events that have had, or would reasonably be expected to have, a Material Adverse Effect on the Acquired Business;

(b)sold, transferred, leased, licensed or otherwise disposed of any Acquired Assets or any rights thereto;

(c) incurred, assumed or guaranteed any indebtedness for borrowed money with respect to the Acquired Business;

(d)  permitted or allowed any of the Acquired Assets to be subjected to any Lien, other than Liens that will be released at or prior to the Closing;

(e)  suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Acquired Business or any Acquired Asset;

(f)allowed any insurance policy covering the Acquired Business or the Acquired Assets to lapse or be cancelled or reduced the coverage or increased the deductible under any such insurance policy;

(g)received any notice of termination of any Contract related to the Acquired Business other than in the ordinary course of business and consistent with past practice;

(h)transferred or granted any rights under, or entered into any Contract, in respect of the Acquired Business, regarding any Technology or Intellectual Property Rights or similar rights (including, without limitation, any settlement regarding the breach or infringement or alleged breach or infringement thereof) or modified any existing rights with respect thereto;

(i)instituted, been made a party to, settled or agreed to settle, any Proceeding related to any Acquired Asset or the Acquired Business or suffered any material adverse determination in any Proceeding related to any Acquired Asset or the Acquired Business;

(j)made any transaction or commitment, or entered into any contract or agreement, relating to any Acquired Asset or the Acquired Business (including the acquisition or disposition of any assets) or relinquished any material contract or other right, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(k)  changed any method of accounting or accounting practice with respect to the Acquired Business, except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles;

(l)  (i) granted any severance or termination pay to any employee of the Acquired Business, (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Acquired Business, (iii) increased benefits payable under an existing severance or termination pay policies or employment agreements or (iv) increased compensation, bonus or other benefits payable to employees of the Acquired Business; or

(m) entered into any contract or agreement or made any other commitment to take any of the types of actions described in paragraphs (a) through (l) above.

Section 3.08No Undisclosed Liabilities.  Except as and to the extent set forth in Section 3.08 of the Seller Disclosure Schedule, there are no liabilities of the Acquired Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

(a)  Liabilities disclosed or provided for in the unaudited balance sheet of the Acquired Business as of September 30, 2018 (the “Seller Balance Sheet”) previously delivered to Buyer;

(b)  Liabilities incurred in the ordinary course of business consistent with past practice since the Seller Balance Sheet Date, which in the aggregate are not material to the Acquired Business; and

(c)  Liabilities not required under generally accepted accounting principles to be shown on the Seller Balance Sheet for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof.

Section 3.09Properties.

(a)Seller does not own or lease any real property for the operation of the Acquired Business.

(b)Seller has good and marketable title to, or in the case of leased property has valid leasehold interests in, all Acquired Assets (whether real or personal, tangible or intangible) reflected on the Seller Balance Sheet or acquired after the Seller Balance Sheet Date, except for properties and assets sold since the Seller Balance Sheet Date in the ordinary course of business consistent with past practices or as contemplated by this Agreement.  No Acquired Asset is subject to any Lien, except:

(i)  Liens disclosed on the Seller Balance Sheet;

(ii)  Permitted Liens; or

(iii) Liens which will be discharged at Closing by Wintrust Bank upon the payment of the Purchase Price pursuant to Section 2.06(c).

(e)The equipment included in the Acquired Assets (i) is adequate for the conduct of the Acquired Business as currently conducted, and (ii) is in good operating condition, regularly and properly maintained, subject to normal wear and tear.

Section 3.10Litigation.  Section 3.10 of the Seller Disclosure Schedule lists all Proceedings currently or at any time within the last twenty-four months pending or, to the knowledge of Seller, threatened against the Seller, relating to the Acquired Business or involving the Acquired Assets.  None of the matters set forth on Section 3.10 of the Seller Disclosure Schedule has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Business.  None of the matters set forth on Section 3.10 of the Seller Disclosure Schedule would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.   Except as set forth on Section 3.10 of the Seller Disclosure Schedule, Seller has no knowledge of any facts or circumstances existing which are reasonably likely to lead to the instigation of any other Proceeding relating to the Acquired Business or involving the Acquired Assets.

Section 3.11Material Contracts.

(a)  Except for agreements, contracts, plans, leases, arrangements or commitments set forth in Section 3.11 of the Seller Disclosure Schedule, with respect to the Acquired Business, Seller is not a party to or subject to:

(i)Any lease providing for annual rentals of $1,000 or more;

(ii)  Any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments of $1,000 or more;

(iii)  Any sales, distribution or other similar agreement providing for the sale of materials, supplies, goods, services, equipment or other assets;

(iv)   Any partnership, joint venture or other similar contract or arrangement;

(v)  Any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $1,000;

(vi)  Any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;

(vii)Any agency, dealer, reseller, sales representative, affiliate or similar agreement;

(viii)  Any agreement, contract or commitment that imposes a restriction on Seller: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology;

(ix)Any agreement, contract or commitment: (A) granting exclusive rights to license, market, sell or deliver any of the products or services of Seller; or (B) otherwise contemplating an exclusive relationship between Seller and any other Person;

(x) Any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any affiliate of Seller; or

(xi)  Any other contract or commitment not made in the ordinary course of business that is material to the Acquired Business.

(b)     Seller has provided or otherwise made available to Buyer complete and accurate copies of all standard form agreements used by the Seller that relate to the Acquired Business or the Acquired Assets, including all customer agreements, development agreements, distributor or reseller agreements, employee agreements containing intellectual property assignments or licenses or confidentiality provisions, consulting or independent contractor agreements containing intellectual property assignments or licenses or confidentiality provisions, and confidentiality or nondisclosure agreements. Section 3.11 of the Seller Disclosure Schedule sets forth a complete and accurate list of all Contracts entered into by the Seller that include deviations from such standard form agreements.

(c)   Seller has provided to Buyer complete and accurate copies of all Contracts identified in Section 3.11 of the Seller Disclosure Schedule, including all amendments or modifications thereto.  There is no Contract (or amendment or modification thereto) that is not in written form.  Each agreement, contract, plan, lease, arrangement and commitment required to be disclosed on Section 3.11 of the Seller Disclosure Schedule is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, nor to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder; subject to the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements now or hereafter in effect relating to rights of creditors generally and (B) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.  Except as set forth on Section 3.11 of the Seller Disclosure Schedule, Seller has performed all obligations required to be performed by it under each Contract prior to the Closing.

(d)Except as set forth on Section 3.11 of the Seller Disclosure Schedule, (i) the consummation of the transactions contemplated hereby will not afford any other party the right to terminate, modify, or exercise any right to increased or accelerated performance under, any Contract and (ii) none of the Contracts (A) contains a provision preventing, prohibiting or requiring any consent or notice in connection with the transfer or assignment of such Contract to Buyer or (B) contains a “change of control” or similar provision triggered by the consummation of the transactions contemplated hereby.

Section 3.12License and Permits.   Section 3.12 of the Seller Disclosure Schedule correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the Acquired Business, together with the name of the Governmental Entity issuing such license or permit (the “Permits”).  Except as set forth on Section 3.12 of the Seller Disclosure Schedule, such Permits are valid and in full force and effect and are transferable by Seller, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.  Upon consummation of such transactions, Buyer will have all right, title and interest to all such Permits.

Section 3.13Insurance. Section 3.13 of the Seller Disclosure Schedule sets forth a list of all insurance policies and fidelity bonds covering the Acquired Assets, the business and operations of the Acquired Business and its employees (except for standard general liability insurance coverage which is not an Acquired Asset).  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums payable under all such policies and bonds have been paid and Seller is otherwise in full compliance with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) will remain in full force and effect through the Closing Date.  Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Acquired Business.  Seller does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

Section 3.14Compliance with Laws.  Seller is not in violation of, has violated, or to Seller’s knowledge, is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any Legal Requirement applicable to the Acquired Assets or the conduct of the Acquired Business.

Section 3.15Intellectual Property.

(a)As used in this Section 3.15 or elsewhere in this Agreement, the following terms have the meanings indicated below:

(i) "Behavioral Information" means data collected by Seller in connection with the Acquired Business by any means (including, without limitation, from a point of sale terminal, computer, Web browser, mobile telephone, or other device or application), where such data is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or application or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application.

(ii) "Business Intellectual Property Agreements" means the Inbound License Agreements and the Outbound License Agreements. For clarity, "Business Intellectual Property Agreements" excludes Ordinary Course In-Licenses and Ordinary Course Out-Licenses (each as defined below).

(iii) "Business Intellectual Property" means any and all Intellectual Property Rights and Technology related to the Business that are owned or purported to be owned by Seller, excluding any Hatch Assets.

(iv) "Business Products" means all products and services developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of the Acquired Business prior to the Closing, and all products and services currently under development by the Acquired Business.

(v) "Business Source Code" means, collectively, any software source code or database specifications or designs, or any proprietary information, build scripts, test scripts, documentation, instructions or algorithms contained in or relating to any software included in the Business Intellectual Property or the Business Products which is on github.com/bellycard.

(vi) "Customer Data" means all data and content (x) uploaded or otherwise provided by or on behalf of the customers of the Acquired Business to, or stored by customers of the Acquired Business on, the Business Products; or (y) collected by the Business Products; including all Behavioral Information.

(vii) "Intellectual Property Rights" means any and all rights in, arising out of, or associated with any of the following, throughout the world: (A) patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing ("Patents"), (B) trade and industrial secrets, confidential or proprietary information and any know how ("Trade Secrets"), (C) trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, 800 numbers, social media pages, hash tags and other similar forms indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing ("Trademarks"), (D) Internet domain names and URLs, (E) copyrights, and any other similar rights of authors or in works of authorship ("Copyrights"), (F) all rights in data collections and databases and documentation related thereto, (G) all moral and economic rights of authors and inventors, however denominated, throughout the world, (H) applications for, registrations of, and divisions, continuations, continuations-in-part, reissuances, renewals, extensions, restorations and reversions of the foregoing (as applicable) and (I) all other similar or equivalent intellectual property or proprietary rights now known or hereafter recognized anywhere in the world, including the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing.

(viii) "Open Source Materials" means software or other material that is distributed as "free software," "open source software" or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), Open Source Initiative, and the Apache License) that (a) could require or could condition the use or distribution of such software or other material, or portion thereof, on (1) the disclosure, licensing, or distribution of any source code for any portion of such software, or (2) the granting to licensees of the right to make derivative works or other modifications to such software or other material or portions thereof, or (b) could otherwise impose any limitation, restriction, or condition on the right or ability of the Acquired Business to use, sell, offer for sale, license, distribute or charge for any Business Product.

(ix) "Personally Identifiable Information" means any information or data that alone or in combination with other information collected, held, or otherwise managed by the Seller in connection with the Acquired Business can be used to specifically identify an individual, along with any other information or data associated directly with such identifying information.

(x) "Private Information" means Behavioral Information and Personally Identifiable Information.

(xi) "Registered IP" means Intellectual Property Rights that have been registered, filed or issued under the authority of, with or by any Governmental Entity, or other public or quasi-public legal authority, including the United States Patent and Trademark Office, the U.S. Copyright Office and their equivalents worldwide.

(xii) "Technology" means any or all of the following and any tangible embodiments thereof: (i) works of authorship, including computer programs, whether in source code or in executable code form, application programming interfaces, software architecture, and any associated documentation, (ii) inventions (whether or not patentable), discoveries and improvements, and any associated lab notebooks or other indicia or records of invention, (iii) proprietary and confidential information, Trade Secrets, (iv) databases, data compilations and collections and technical data and performance data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) methods and processes, (viii) devices, prototypes, data bases, designs and schematics, including for any Business Products, and (ix) any other tangible embodiments of Intellectual Property Rights.

(xiii) "Third Party Intellectual Property" means any and all Intellectual Property Rights and Technology owned by a third party.

(b) Title to Business Intellectual Property. All Business Intellectual Property is owned exclusively by the Seller free and clear of all Liens, other than Permitted Liens. Seller has the exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Business Intellectual Property. Seller has not transferred ownership of, or agreed to transfer ownership of, or permitted any person to, retain, any exclusive rights, or joint ownership of, any Intellectual Property Rights that are or were Business Intellectual Property to any third party or permitted any rights of Seller that are or were material Business Intellectual Property to enter the public domain. To the knowledge of Seller, there has not been and there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Business Intellectual Property by any third party.

(c) Business Registered IP. Section 3.15(c) of the Seller Disclosure Schedule lists a true and complete list of all Registered IP related to the Acquired Business owned or purported to be owned by, filed in the name of, or licensed exclusively to, Seller ("Business Registered IP"), indicating for each item the registration or application number and the applicable jurisdiction. Each item of Business Registered IP is and at all times has been in compliance with all Legal Requirements (including payment of filing, examination and maintenance fees and proofs of use), is valid, subsisting and enforceable, and there are no facts or circumstances known to Seller that would render any Business Registered IP invalid or unenforceable. No application for a Patent or a material Copyright, mask work, or Trademark registration or any other type of material Business Registered IP filed by or on behalf of Seller at any time since January 1, 2013 has been abandoned, allowed to lapse, or rejected. Seller and its patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Entities with respect to all Patents included in the Business Registered IP. To the knowledge of the Seller, Seller has not engaged in Patent or Copyright misuse or any fraud or inequitable conduct in connection with any Business Registered IP. To the knowledge of Seller, no Trademark related to the Acquired Business owned, used, or applied for by Seller conflicts or interferes with any Trademark owned, used, and applied for by any other Person. To the knowledge of Seller, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any material Trademark related to the Acquired Business owned, used, or applied for by Seller. All necessary maintenance and renewal fees currently due in connection with Business Registered IP have been made, and all necessary documents, recordations and certifications in connection with such Business Registered IP have been filed, with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of prosecuting and maintaining such Business Registered IP. Except as set forth in Section 3.15(c) of the Seller Disclosure Schedule, there are no actions that are required to be taken by the Seller within 180 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, for the purposes of perfecting, maintaining, or renewing any Business Register IP.

(d) Employees. All rights in, to and under all Intellectual Property Rights and Technology related to the Acquired Business created by Seller's employees or founders for or on behalf of Seller, if any (i) prior to the inception of Seller or (ii) prior to their commencement of employment with seller have been duly and validly assigned to Seller and Seller has no reason to believe that any such Person is unwilling to provide Seller or Buyer with such cooperation as may reasonably be required to complete and prosecute all appropriate U.S. and foreign patent and copyright filings related thereto.

(e) Invention Assignment and Confidentiality Agreement. In each case in which Seller has engaged any consultant, advisor, employee or independent contractor to independently or jointly conceive, reduce to practice, create or develop any Intellectual Property Rights or Technology, in each case relating to the Acquired Business, for or on behalf of Seller (each an "Author"), Seller has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property Rights assignments from the Author in the form of Seller's standard form of employee proprietary information agreement containing any assignment or license of Intellectual Property Rights (the "Employee Proprietary Information Agreement") or Seller's standard form of professional services, outsourced development, consulting, or independent contractor agreements containing any assignment or license of Intellectual Property Rights (the "Consultant Proprietary Information Agreement"), as applicable, copies of which are attached to Section 3.15(f)(i) and Section 3.15(f)(ii), respectively, of the Seller Disclosure Schedule. No Author has retained any ownership rights in any Intellectual Property Rights or Technology developed by such Author for Seller and Seller has obtained from such Authors a waiver of all waivable non-assignable rights, including moral rights. Seller has made available to Buyer copies of all such forms currently and historically used by Seller.  Section 3.15(f)(i) of the Seller Disclosure Schedule accurately identifies as of the date of this Agreement each Employee Proprietary Information Agreement and Consultant Proprietary Information Agreement containing any assignment or license of Intellectual Property Rights that deviates in any material respect from the corresponding standard form agreement made available to Buyer.

(f) No Violation. No current or former employee, consultant, advisor or independent contractor of Seller engaged with the Acquired Business: (i) is in violation of any material term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee's, consultant's, advisor's or independent contractor's being employed by, or performing services for, Seller or using Trade Secrets or proprietary information of others without permission; or (ii) has developed any Technology for Seller that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such Technology.

(g) Confidential Information. Seller has taken reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Acquired Business ("Business Confidential Information"). All current and former Employees and any other third party having access to Business Confidential Information have executed and delivered to Seller a written legally binding agreement sufficient to protect such Business Confidential Information. Seller has implemented and maintains reasonable and appropriate disaster recovery and security plans, procedures and facilities and has taken other reasonable steps consistent with (or exceeding) industry practices of companies offering similar services to safeguard the Business Confidential Information, Private Information and Customer Data, and information technology systems utilized in the operation of the Acquired Business, from unauthorized or illegal access and use. There has been no breach of security or unauthorized access by third parties to such information technology systems utilized in the operation of the Acquired Business or the Business Confidential Information, Private Information or Customer Data. Seller has at all times materially complied with the Payment Card Industry Data Security Standard and other requirements of each credit card issuer and network or other payment system for which Seller processes transactions or receives or stores cardholder or member information.

(h) Non-Infringement. Seller has not brought any action, suit or proceeding against any third party for infringement or misappropriation of any Business Intellectual Property. The Business Products, and the operation of the Acquired Business, including the design, development, manufacture, coding, use, sale, provision, offer to sell and distribution of any Business Products, to Seller’s knowledge (but without having conducted any patent search), has not and is not infringing, misappropriating or violating and will not infringe, misappropriate or violate when conducted in substantially the same manner by Buyer following the Closing, the Intellectual Property Rights of any third party, has not and does not violate any right of any person (including any right to privacy or publicity), or has not and does not constitute unfair competition or trade practices under the Legal Requirements of any jurisdiction. No claim or action has been brought or asserted against Seller by, and Seller has not received notice or any other overt threats, including indemnification claims, from any third party (nor does Seller have knowledge of any reasonable basis therefor), (i) challenging the Business Intellectual Property, (ii) inviting Seller to license such third party's Intellectual Property Rights in connection with the Acquired Business, or (iii) claiming that any Business Product or the operation of the Acquired Business, infringes or misappropriates the Intellectual Property Rights of any third party, violates the rights of any third party (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the Legal Requirements of any jurisdiction (nor does Seller have knowledge of any reasonable basis therefor). There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar obligations, other than the Business Intellectual Property Agreements set forth on Section 3.15(h) of the Seller Disclosure Schedule, that do or may: (x) restrict the rights of Seller to use, transfer, license or enforce any of the Business Intellectual Property, (y) restrict the conduct of the Acquired Business in order to accommodate a third party's Intellectual Property Rights, or (z) grant any third party any right with respect to any Business Intellectual Property, other than non-disclosure agreements, evaluation licenses and non-exclusive end-user licenses or service agreements granted in the ordinary course of business consistent with past practice.

(i) Licenses; Agreements. Section 3.15(i)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Contracts under which Seller grants to a third party any rights under or with respect to any Business Intellectual Property or Business Product (each an "Outbound License Agreement"), other than non-disclosure agreements, evaluation licenses and non-exclusive end-user licenses or service agreements granted by Seller to Seller's customers in the ordinary course of business (collectively, "Ordinary Course Out-Licenses"). Except for Outbound License Agreements set forth in Section 3.15(i)(i) of the Seller Disclosure Schedule and Ordinary Course Out-Licenses, Seller has not granted any options, licenses or agreements of any kind relating to any Business Intellectual Property or Business Products, including any covenant or other provision that in any way limits or restricts the ability of Seller to use, assert, enforce, or otherwise exploit any Business Intellectual Property or Business Products anywhere in the world. Section 3.15(i)(ii) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Contracts under which a third party grants to Seller any rights under or with respect to any Intellectual Property Rights included in or used in (i) the development of Business Products, or (ii) the operation of the Business (each, an "Inbound License Agreement"), other than licenses for commercially available "off-the-shelf" software licensed to Seller in object code form ("Shrink-Wrap Licenses"), licenses of Open Source Materials, non-disclosure agreements, evaluation licenses and standard licenses granted to Seller that are contained in Seller’s Ordinary Course Out-Licenses in the ordinary course of business (collectively, "Ordinary Course In-Licenses").

(j) Business Intellectual Property Agreements. All Business Intellectual Property Agreements are in full force and effect. With respect to the Business Intellectual Property Agreements:

(i) Seller is not (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of Seller's obligations under this Agreement), and, to the knowledge of Seller, all other parties are not, in breach of any Business Intellectual Property Agreement and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Business Intellectual Property Agreements, or give any counterparty to any Business Intellectual Property Agreement the right to do any of the foregoing;

(ii) At the Closing, Buyer will be permitted to exercise all of Seller's rights under the Business Intellectual Property Agreements to the same extent seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay;

(iii) There are no disputes involving Seller or any contractors, consultants, employees, founders, officers or directors of Seller regarding the scope of any Business

Intellectual Property Agreements, or performance under any Business Intellectual Property Agreements including with respect to any payments to be made or received by Seller thereunder;

(iv) No Business Intellectual Property Agreement requires Seller to return or refund any amounts paid to it, or grant any credit to any third party, or pay any liquidated damages or penalties in the event of any breach of any warranty or any failure of Seller to perform under such Business Intellectual Property Agreement; and

(v) No third party that has licensed Intellectual Property Rights to Seller has retained ownership of, or license rights under, any Intellectual Property Rights in or to improvements or derivative works made by Seller in such Third Party Intellectual Property.

(k) No Conflict. Neither this Agreement, the transactions contemplated by this Agreement, nor the assignment to Buyer of any Contracts to which Seller is a party, will result in, by the terms of such Contracts: (i) Buyer or any of its affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Buyer or any of its affiliates, or (ii) Buyer or any of its affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses.

(l) Software; Source Code. Seller has not disclosed, delivered, licensed or made available to any Person or agreed or obligated itself to disclose, deliver, license or make available to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Business Source Code, other than disclosures to employees and consultants involved in the development of Business Products under binding written agreements that prohibit use or disclosure except in the performance of services for Seller. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Seller of any Business Source Code, other than disclosures to employees and consultants involved in the development of Business Products under binding written agreements that prohibit use or disclosure except in the performance of services for Seller. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any Business Source Code. The software used by Seller in the provision of any Business Product: (i) to the knowledge of Seller, has sufficiently documented source code enabling a reasonably skilled software developer to understand, modify, compile and otherwise utilize the related technology; and (ii) does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which Business Product software is stored or installed or damage or destroy any data or file without the user's consent. Seller has implemented procedures consistent with standard industry practices to ensure that each Business Product and any software included in the Business Intellectual Property are free from viruses, disabling or other malicious codes. The Business Products and the software included in the Business Intellectual Property do not contain any errors or bugs that adversely affect, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Business Products or software included in the Business Intellectual Property. None of the software used in the provision of any Business Product fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Business Product or any product or system containing or used in conjunction with such Business Product.

(m) Open Source Software.  Section 3.15(m)(i) of the Seller Disclosure Schedule lists any licenses for Open Source Materials pursuant to which any Business Products are made available by Seller to any Person, and all Open Source Materials included in, combined with, or used in the delivery of, any Business Product or other Business Intellectual Property, as the case may be, and identifies each relevant license for such Open Source Materials and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by Seller). With respect to Open Source Materials that are or have been included in, combined with, or used by Seller in connection with any Business Product, Seller has been and is in compliance with the terms and conditions of all applicable licenses for the Open Source Materials, including attribution and copyright notice requirements. Except as set forth in Section 3.15(m)(ii) of the Seller Disclosure Schedule, there are no Open Source Materials included in, or distributed with, any Business Products or other Business Intellectual Property, which subject such Business Products or other Business Intellectual Property to the terms of the license agreement to which such Open Source Materials are subject, including in such a way that creates, or purports to create obligations for Seller with respect thereto or grants, or purport to grants, to any third party, any rights or immunities thereunder (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(n) Sufficiency. Seller owns or otherwise has the right to use all Intellectual Property Rights and Technology used in or necessary for the conduct of the Acquired Business as currently conducted or as currently proposed by Seller to be conducted, including the design, development, manufacture, coding, license, sale, provision, maintenance and support, and use, of all Business Products currently under development or in production. The Business Intellectual Property, together with the Third Party Intellectual Property licensed pursuant to the Seller License Agreement, Inbound License Agreements, Shrink-Wrap Licenses and other Ordinary Course In-Licenses, constitutes all of the Intellectual Property Rights and Technology used in or necessary for the conduct of the Acquired Business as currently conducted or as proposed by Seller to be conducted.

(p) Effect of Transaction. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, by operation of any Contracts to which Seller is a party, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Business Intellectual Property; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Business Intellectual Property Agreements; (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Business Intellectual Property; or (iv) a consent right that could prevent the transfer of, or diminution of rights to use, any Customer Data or any Personally Identifiable Information.

(q) Privacy and Data Security. Section 3.15(q) of the Seller Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Private Information and Customer Data maintained by or for Seller at any time, the types of Private Information and Customer Data in each such database, the means by which the Private Information and Customer Data was collected, and the security policies that have been adopted and maintained with respect to each such database. Seller has established privacy policies which are in conformance with reputable industry practice and all applicable Legal Requirements. At all times since inception, Seller has provided accurate notice of its privacy practices on all of its websites (and through client-side and web interface products) and these notices have not contained any material omissions of Seller's privacy practices and have not been misleading, deceptive, or in violation of applicable Legal Requirements. Seller has complied with and is in compliance with all applicable Legal Requirements, all rules, policies, and requirements of self-regulatory organizations, and its internal and external privacy policies, and with any contractual obligations and consumer-facing statements on its Web site and in any marketing or promotional materials relating to its use, collection, retention, storage, disclosure, transfer, disposal, and other processing of any Private Information and Customer Data, and the execution, delivery and performance of this Agreement will not result in a breach or violation of any of the foregoing. Seller has obtained all consents necessary from providers of Customer Data and Personally Identifiable Information (a) to collect and use such Customer Data and Personally Identifiable Information in the conduct of the Acquired Business as currently conducted and as proposed by Seller to be conducted and (b) to transfer such Customer Data and Personally Identifiable Information to Seller. Seller has not received, and to the knowledge of Seller, there has been no, complaint to any regulatory or other governmental body or official, foreign or domestic, or any audit, proceeding, investigation (formal or informal), or claim against, Seller or any of its customers (in the case of customers, to the extent relating to the Business Products) by any private party or any regulatory or other governmental body or official, foreign or domestic, regarding the collection, use, retention, storage, transfer, disposal, disclosure or other processing of Private Information or Customer Data.

(r) Domain Names and Social Media Presence. Section 3.15(r) of the Seller Disclosure Schedule identifies and describes each Internet domain name and URL and each distinct social media presence (in each case, related to the Acquired Business) maintained by or for Seller at any time, and the passwords and other account management information with respect to each such Internet domain names, URLs and social media presence.

Section 3.16Employees.

(a)Section 3.16(a) of the Seller Disclosure Schedule contains a complete and accurate list of the current employees of Seller engaged in the Acquired Business as of the date hereof and shows with respect to each such employee (i) the employee's name, position held, base salary or hourly wage rate, as applicable, including each employee's designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act incentive and bonus arrangements to which Seller is a party, whether legally binding or not, (ii) the date of hire, (iii) vacation eligibility for the current calendar year (including accrued vacation from prior years), (iv) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves), (v) visa status, if applicable, (vi)  accrued sick days for current calendar year, if any (vii) relevant contractual prior notice period required in the event of termination, if any (viii) eligibility to Seller car or travel expenses, if any and (ix) any severance or termination payment (in cash or otherwise) to which any employee could be entitled. To the knowledge of Seller, no employee listed on Section 3.16(a) of the Seller Disclosure Schedule intends to terminate his or her employment for any reason.  Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule, at the Closing, all salaries, wages, vacation pay, bonuses, commissions and other compensation due from Seller will have been paid.

(b)Section 3.16(b) of the Seller Disclosure Schedule contains a true, correct and complete list of (i) all current independent contractors, and Persons that have or have had a consulting or advisory relationship with providing services to Seller in respect of the Acquired Business, (ii) the location at which such independent contractors, are providing services and (iii) the rate of compensation payable to such independent contractors. All such independent contractors, consultants and advisors to Seller can be terminated with less than 90 days' notice and without notice or liability on the part of Seller.

(c)Section 3.16(c) of the Seller Disclosure Schedule contains a complete and accurate list of each employment, consulting, compensation, incentive or deferred compensation, severance, relocation, retention, transaction, change in control, termination, retirement, pension, supplemental retirement, deferred compensation, excess benefit, profit-sharing, bonus, incentive, performance award, stock option, restricted stock, deferred stock, phantom stock or other equity or equity-linked, savings, life, vacation, paid-time-off, cafeteria, insurance, flex spending, tuition, medical, health, welfare, disability, death, fringe benefit or other employee compensation or benefit plan, program, policy, practice, commitment, agreement, arrangement or contract, including, in each case, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA) which is maintained, contributed to, participated in, sponsored by or required to be contributed to by Seller or with respect to which Seller has or may have any liability or obligation, whether actual or contingent (collectively, the "Seller Employee Plans").

(d)Seller has made available to Buyer true, correct and complete copies, as applicable, of (i) each Seller Employee Plan including all amendments thereto and all related trust documents (and descriptions of the material terms of any such plan that is not in writing), (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required to be filed in connection with each Seller Employee Plan, (iii) if the Seller Employee Plan is funded, the most recent annual and periodic accounting of such Seller Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, (v) all material written agreements and contracts relating to each Seller Employee Plan, including administrative service agreements and group insurance contracts, (vi) all correspondence to or from any Governmental Entity relating to any Seller Employee Plan other than routine correspondence in the normal course of operations of such Seller Employee Plan, (vii) all forms of COBRA notices, (viii) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Seller Employee Plan, (ix) all discrimination tests for each Seller Employee Plan for the three most recent plan years, and (x) the most recent Internal Revenue Service (or any other applicable Taxing authority) determination or opinion letter issued with respect to each Seller Employee Plan, if applicable.

(e)Seller has performed in all material respects all obligations required to be performed by them under, is not in default or violation of, and, as of the date hereof, Seller does not have any knowledge of any material default or material violation by any other party to, any Seller Employee Plan, and each Seller Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements.

(f)The execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) result in or entitle any Person to any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits.

(g)No Seller Employee Plan is, and Seller has never maintained, established, sponsored, participated in, or contributed to, a pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. The obligations of all Seller Employee Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Seller Employee Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(h)Seller is in compliance in all material respects with all applicable Legal Requirements, judgments or arbitration awards of any court, arbitrator or any Governmental Entity, extension orders and binding customs respecting labor and employment, including Legal Requirements relating to employment practices, terms and conditions of employment, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours (including overtime wages), worker classification, equal opportunity, pay equity, meal and rest periods, and employee terminations, and in each case, with respect to any current or former employee, consultant, independent contractor, advisor or director of Seller (each, an "Employee"): (i) has withheld and reported all amounts required by Legal Requirement or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, reasonably anticipated or, to the knowledge of Seller, threatened against Seller or any of its Employees relating to any Employee. There are no pending, reasonably anticipated or, to the knowledge of Seller, threatened claims or actions against Seller or any Seller trustee under any worker's compensation policy or long term disability policy. The services provided by each of the Employees are terminable at the will of Seller, and any such termination would result in no liability to Seller. The Seller has no liability with respect to any misclassification of (x) any Person or Employee as an independent contractor rather than as an employee; (y) any Employee leased from another employer; or (z) any Employee currently or formerly classified as exempt from overtime wages.

(i)Seller is not or ever has been a party to any collective bargaining agreements, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of Seller.  Seller has not experienced any strikes, labor disputes, concerted refusal to work overtime, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Seller. Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act.

(j)In the three years prior to the date hereof, Seller has not taken any action which would constitute a "plant closing" or "mass layoff" within the meaning of the Worker Administration and Retraining Notification Act ("WARN") or similar state or local law, issued any notification of a plant closing or mass layoff required by WARN or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under WARN or any similar state or local law.

Section 3.17Environmental Compliance. Seller is not in violation of any applicable Legal Requirement relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

Section 3.18Tax Matters.  Except as set forth in Section 3.18 of the Seller Disclosure Schedule:

(a)All Tax returns required to be filed by or on behalf of Seller have been timely and properly filed and are true, accurate and complete in all material respects.

(b)Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by them for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Acquired Asset, would otherwise adversely affect the Acquired Business or would result in Buyer becoming liable or responsible therefore.

(c)Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Acquired Assets or the operation of the Acquired Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Acquired Asset, would otherwise adversely affect the Acquired Business or would result in Buyer becoming liable or responsible therefore.

Section 3.19  Customers.  Section 3.19 of the Seller Disclosure Schedule lists all active customers of the Acquired Business and, for each such customer, (a) lists all agreements or other arrangements between Seller and the customers, (b) summarizes all material terms and conditions of the agreements or other arrangements,(c) list any deferred or unearned revenue or customer deposits associated with the agreements or other arrangements and (d) indicates the manner in which such customer makes remittances to Seller (e.g., by credit card or by check).  Seller has not received any written, oral or other notice (including by email, text message or otherwise) that any customer of the Acquired Business expects or intends to cease doing business with Seller, reduce the amount of business such customer does with Seller or modify its relationship with Seller in a manner adverse to Seller.   The Business Products conform and comply with all applicable contractual commitments, warranties and customer specifications.  Seller has not received any warranty claim or other complaint from any customer.  Seller has any knowledge of any facts or circumstances existing which are reasonably likely to lead to any warranty claim or other complaint related to the Acquired Business from any customer.

Section 3.20Books and Records.  The records and documents of Seller accurately reflect in all material respects the information relating to the Acquired Business, the location of the Acquired Assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Acquired Business.

Section 3.21Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or Parent or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.22 Absence of Certain Relationships.   Except as set forth in Section 3.22 of the Seller Disclosure Schedule, none of (a) Seller, (b) any officer of Seller, or (c) any member of the immediate family of any officer of Seller, has any financial or employment interest in any subcontractor, supplier, or customer of the Acquired Business (other than holdings in publicly held companies of less than 2% of the outstanding capital stock of any such publicly held company).

Section 3.23No Questionable Payments.  Neither Seller nor   any director, officer, agent, employee, or other person associated with, or acting on behalf of, Seller, nor any shareholder of Seller  has, directly or indirectly:  used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

Section 3.24Completeness of Disclosure.  No representation or warranty by Seller in this Agreement contains or, and at the Closing Date will contain, an untrue statement of material fact or omits or, at the Closing Date, will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
BUYER AND PARENT

Buyer and Parent hereby represent and warrant to Seller that:

Section 4.01Organization.  Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

Section 4.02Corporate Authorization.  The execution, delivery and performance by each of Parent and Buyer of this Agreement and the consummation by each of Parent and Buyer of the transactions contemplated hereby are within their respective corporate powers and will have been duly authorized by all necessary corporate action of each of Parent and Buyer.  This Agreement has been duly and validly executed and delivered by each of Parent and Buyer and constitutes a valid and binding agreement of each of Parent and Buyer, enforceable against them in accordance with its terms.

Section 4.03Governmental Authorization; Consents.

(a)The execution, delivery and performance by Parent and Buyer of this Agreement require no action by or in respect of, or filing with, any Governmental Entity.

(b)No consent, approval, waiver or other action by an Person (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which Parent or Buyer is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Parent or Buyer or the consummation of the transactions contemplated hereby.

Section 4.04Non-Contravention.  The execution, delivery and performance by Parent and Buyer of this Agreement do not and will not (i) contravene or conflict with the articles of incorporation or bylaws of Parent or Buyer, or (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Buyer.

Section 4.05Litigation.  There is no action, suit, investigation, proceeding, review pending against, or to the knowledge of Parent and Buyer threatened against or affecting, Parent or Buyer before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

ARTICLE V
COVENANTS

Section 5.01Covenants of Seller.  Seller agrees that:

(a)No Inconsistent Actions.  During the period from the date of this Agreement and continuing until the Closing Date, Seller will not (i) take or agree or commit to take any action that would make any representation and warranty of Seller inaccurate in any material respect at, or as of any time prior to, the Closing Date, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

(b)Access to Information.  Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), Seller shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Closing, to Seller’s  properties, books, contracts, commitments and records to the extent relating to the Acquired Assets and, during such period, Seller shall furnish promptly to the other all information concerning the Acquired Assets as Buyer may reasonably request.  Unless otherwise required by law or court order, Buyer will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Buyer, and in the event of termination of this Agreement for any reason Buyer shall promptly return all nonpublic documents obtained from Seller, and any copies or summaries made of such documents, to Seller.

(c)Noncompetition.

(i)Seller agrees that for a period of five years following the Closing Date, neither Seller nor any of affiliate of Seller (which, for clarity and avoidance of doubt, shall not include any directors or stockholders of Seller (or affiliates thereof) that are not officers or employees of Seller) will (x) engage, either directly or indirectly, as a principal or for his, her or its own account or solely or jointly with others, or as an equity interest holder in or lender to, in any business that competes with the Acquired Business as it exists on the Closing Date anywhere in the world; (y) directly or indirectly solicit or induce any Person that was a customer or supplier or active prospective customer or supplier of the Acquired Business as of the Closing to terminate its business relationship with Buyer or to patronize any business directly in competition with the Acquired Business anywhere in the world; or (z) employ or solicit, or receive or accept the performance of services by, any employee currently employed by the Acquired Business.

(ii)Seller acknowledges and agrees that (a) Seller is selling the goodwill related to the Acquired Business to Buyer in the transactions contemplated by this Agreement, (b) the relationships that the Acquired Business has with its customers, and suppliers are significant relationships necessary for Buyer to continue to conduct the Acquired Business, (c) the Acquired Business has an international scope, and (d) Buyer has a reasonable, necessary and legitimate business interest in protecting the aforesaid assets and relationships, and that the covenants set forth in this Section 5.01(c) are reasonable in scope, duration and geographic area, and are necessary in order to protect these legitimate business interests.  Seller also acknowledges and agrees that the covenants it makes herein will not prevent it from practicing its profession for clients in any industry other than those covered by the Acquired Business or as permitted herein, and that its skills and expertise are transferable to serve clients operating in other industries.  Further, each of Seller has been advised by the Buyer that the covenants and agreements set forth in this Section 5.01(c) are a material reason Buyer has agreed to consummate the transactions contemplated hereby.

(iii)  If any provision contained in this Section 5.01(c) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.  Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach.  Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to entry thereof.

(iv)  Notwithstanding the foregoing, neither (A) Seller’s conduct of its Hatch Business nor (B) the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees currently employed by the Acquired Business or Buyer or its successors or assigns, shall be deemed to be a breach of this Section 5.01(c).

(d)Audit Cooperation.   Seller will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably requested by Parent or Buyer to assist Parent and Buyer in their completion of their audit of the financial statements of the Acquired Business, which is expected to be completed within 75 days following the Closing.   Without limiting the foregoing, Seller will (i) provide to Parent and Buyer a complete set of financial statements with all entries necessary to close the books and present the statements in accordance with U.S. generally accepted accounting principles having been posted along with all schedules necessary to support the balances in the statements, (ii) fulfill the financial statement auditor request list which will be provided by Buyer and (iii) during normal business hours, make available to Parent and Buyer its employees to respond to auditor inquiries and requests for source documents through the duration of the audit.

(e)Third Party Consents.   Seller will use commercially reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement, including all required third party consents (as set forth on Section 3.03 of the Seller Disclosure Schedule).  Seller will (i) consult with Buyer beforehand regarding the process for seeking such consents and providing such notices, (ii) provide Buyer with a reasonable opportunity to review and comment in advance on the forms of such consent requests and notices, and (iii) incorporate any reasonable comments thereto made by Buyer.

(f)Change of Corporate Name.   Within 60 days following the Closing, Seller will change its corporate name to a name not using the “Belly” names or any similar names. From and after the 60thday following Closing, the Seller shall will not make any external use of the name “Belly”, except to the extent necessary for the Seller to pay its liabilities and to prepare its Tax Returns and similar reports

Section 5.02Covenants of Buyer.  Buyer agrees that:

(a)No Inconsistent Actions.  During the period from the date of this Agreement and continuing until the Closing Date, Parent and Buyer will not (i) take or agree or commit to take any action that would make any representation and warranty of Parent or Buyer inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

Section 5.03Covenants of All Parties.  Each party agrees that:

(a)Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b)Certain Filings.  The parties will cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is require or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(c)Confidentiality; Public Announcements.

(i)The parties hereto acknowledge that Parent and Seller have previously executed a Non-Disclosure Agreement, dated January 21, 2017 (the “NDA”) which shall continue in full force and effect in accordance with its terms, and the parties hereby agree that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the NDA.

(ii)Seller understands that Parent is a publicly traded corporation, and that the disclosure of information concerning Parent and its business affairs and financial condition is strictly regulated by the Commission and other legal and administrative bodies.  Accordingly, Seller hereby agrees (i) that Parent may make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby  as it deems necessary to comply with applicable law or regulation (including, without limitation, the filing of this Agreement and its exhibits and schedules) and (ii) to take reasonable measures not to make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby, without the prior written consent of Parent (which consent may be given or withheld in its sole discretion).

(d)Notices.  Each of the parties shall give prompt notice to the other party of: (i) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing, under any agreement, indenture or instrument material to the financial condition, properties, businesses or results of operations of it and its subsidiaries, taken as a whole, to which it or any of its subsidiaries is a party or is subject; and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles III and IV, provided, that Seller’s unintentional failure to give notice under this Section 5.03(d) shall not be deemed to be a breach of covenant under this Section 5.03(d), but instead shall constitute only a breach or failure of the underlying representation or covenant, as the case may be.

(e)Tax Cooperation; Allocation of Taxes.

(i)Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Acquired Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Acquired Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.03(e).

(ii)All real property, personal property and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period.  Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.  Within 90 days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.03(e) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 30 days after receipt of such statement by certified mail, express mail or personal service.  Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Acquired Assets, part or all of which are attributable to the Post-Closing Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Tax Closing Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period.  In the event that either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.03(e), the other party shall make such reimbursement promptly, but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any payment required under this Section and not made within 30 days after receipt of the statement by certified mail, express mail or personal service shall bear interest at a rate of 10% per annum.

(iii)Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Acquired Assets to Buyer and any recording or filing fees with respect thereto shall be the responsibility of Seller.

(f) Employee Matters.

(i)On the Closing Date, Buyer will offer employment to those other employees of the Acquired Business as it may determine in its sole discretion; provided that Buyer may terminate at any time after the Closing Date the employment of any employee who accepts such offer.  Any such offers will be at such salary or wage and benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate.  The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the “Transferred Employees”.  Seller  will not take, and will cause each of its affiliates not to take, any action which would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Transferred Employees.  Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer.

(ii)Seller shall retain all obligations and liabilities under the Seller Employee Plans in respect of each employee or former employee (including any beneficiary thereof) who is not a Transferred Employee.  Seller shall retain all liabilities and obligations in respect of benefits accrued as of the Closing Date by Transferred Employees under the Seller Employee Plans, and neither Buyer nor any affiliate shall have any liability with respect thereto. Except as expressly set forth herein, no assets of any Seller Benefit Plan shall be transferred to Buyer or any of its affiliates or to any plan of Buyer or any of its affiliates.

(iii)With respect to the Transferred Employees (including any beneficiary or dependent thereof), Seller shall retain (A) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (B) all liabilities and obligations arising under any worker’s compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive workman’s compensation premiums attributable to such period and (C) all other liabilities and obligations arising under the Seller Employee Plans  to the extent any such liability or obligation relates to the period prior to the Closing Date, including without limitation, accruals through the Closing Date under any bonus plan or arrangement, any vacation plans, arrangements and policies.   Seller shall reimburse Buyer for a

pro rata portion of any bonus paid by Buyer to any Transferred Employee in respect of any period, a portion of which includes the period on or prior to the Closing Date.

(iv)No provision of this Section 5.03(f) shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Acquired Business or any of their affiliates and no provision of this Section 5.03(f) shall create any such rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement which may be established by Buyer or any of its affiliates.  No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its affiliates.

(g)Post-Closing Remittances and Pro-rations and Cooperation.

(i)  If on or after the Closing Date, Seller or Buyer receives a payment from any Person that, pursuant to the terms hereof, should have been paid to the other party, Seller or Buyer, as applicable, agrees to hold in trust and remit such payment to the other party entitled thereto within five Business Days of such receipt.

(ii)  Except as otherwise expressly provided herein, all ordinary course expenses related to the Acquired Assets and transferred to Buyer hereunder, in each case, for the period prior to the Closing Date, will be for the account of Seller (except to the extent included in the calculation of the Closing Working Capital) and for the period on and after the Closing Date shall be for the account of Buyer. If a party actually makes any payments that are, in whole or in part, designated as payments for the period allocated to the other party under this Section 5.03(g), such other party shall promptly (and in any case within five Business Days following receipt of request for payment) reimburse such amounts to the party so making such payments (except to the extent included in the calculation of the Closing Working Capital). For purposes of calculating pro-rations, Buyer shall be deemed to own the Acquired Assets, and, therefore be responsible for the expense thereof, as of 12:01 a.m. local time on the day after the Closing Date. All pro-rations shall be made on the basis of the actual number of days of the month that shall have elapsed as of the Closing Date.

(iii) Buyer and Seller will cooperate to transfer to Buyer, at or as soon as possible after the Closing, (A) the collection mechanics with respect of any Assumed Assets (including customer credit card payment information and accounts) and (B) the payment mechanics with respect to any Assumed Liabilities.

ARTICLE VI
CONDITIONS

Section 6.01Conditions to Each Party's Obligations.  The obligation of each party to consummate the Closing is subject to the satisfaction of the following conditions:

(a)All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any

Governmental Entity, and all required third party consents (as set forth on Section 6.01 of the Seller Disclosure Schedule), shall have been filed, occurred or been obtained.

(b)No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Closing and shall be in effect.

Section 6.02Conditions to Obligations of Parent and Buyer.  The obligations of Parent and Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (other than those representations and warranties which are qualified as to materiality, which shall be true and correct) as of the date of this Agreement, and shall also be true in all material respects (other than those representations and warranties which are qualified as to materiality, which shall be true and correct) (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits or Seller Disclosure Schedules to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)Buyer shall have received a certificate signed by the Chief Executive Officer(s) of Seller confirming Sections 6.02(a) and (b).

(d)Buyer shall have received (i) resolutions duly adopted by the members of Seller approving the execution and delivery of this Agreement and all other necessary or proper organizational action to enable Seller to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement, all in form and substance reasonable satisfactory to Buyer.

(e)The Boards of Directors of each of Parent and Buyer, acting in their sole and absolute discretion, shall have approved the execution, delivery and performance by each of Parent and Buyer of this Agreement and the consummation by each of Parent and Buyer of the transactions contemplated hereby.

(f)Seller shall have delivered the signed the documents and funds set forth in Sections 2.07 (b) and (c).

Section 6.03Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the following further conditions:

(a)The representations and warranties of Parent and Buyer set forth in this Agreement shall be true and correct in all material respects (other than those representations and warranties which are qualified as to materiality, which shall be true and correct) as of the date of this Agreement, and shall also be true in all material respects (other than those representations and warranties which are qualified as to materiality, which shall be true and correct) (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)Parent and Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)Seller shall have received a certificate signed by the Chief Executive Officer of each of Parent and Buyer confirming Section 6.03(a) and (b).

(d)Seller shall have received (i) resolutions duly adopted by the Boards of Directors of Parent and Buyer approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable Buyer to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of Parent and Buyer and the authority of Parent and Buyer for this Agreement, all in form and substance reasonable satisfactory to Seller.

(e)Buyer shall have made the deliveries and delivered the signed documents set forth in Sections 2.07(a), (b) and (c).

ARTICLE VII
SURVIVAL; INDEMNIFICATION

Section 7.01Survival.  The covenants, agreements, representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 3.01, 3.02, 3.05(b) and 3.18 (the “Fundamental Representations”) shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).   Notwithstanding the foregoing, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 7.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 7.02  Indemnification.

(a)Seller shall indemnify Parent and Buyer and their respective officers, directors, agents and employees (the “Buyer Indemnified Parties”) against and agrees to hold them harmless from any and all damage, loss,  diminution in value, liability and expense (including without limitation reasonable costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals) (“Damages”) incurred or suffered by any Indemnified Party, directly or indirectly (whether or not due to a Third Party Claim), arising out of, resulting from or in connection with: (i) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or (iii) the failure of Seller to perform any Excluded Liability or any obligation or liability of the Acquired Business relating to the Excluded Assets.

(b)Buyer shall indemnify Seller and its officers, directors, agents and employees (the “Seller Indemnified Parties”) against and agrees to hold them harmless from any and all Damages incurred or suffered by any Seller Indemnified Party, directly or indirectly (whether or not due to a Third Party Claim), arising out of, resulting from or in connection with: (i) any inaccuracy in or breach of any of the representations or warranties of Buyer and Parent contained in this Agreement; (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or (iii) the failure of Buyer to perform any Assumed Liability.

Section 7.03Limitations on Indemnification.  The party(ies) making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 shall be subject to the following limitations:

(a)The Parties agree that their respective remedies under Section 7.02(a)(i) and 7.02(b)(i) are their sole and exclusive remedies for breaches of the representations and warranties contained in this Agreement; provided, however, that this exclusive remedy does not preclude a Party from bringing an action for specific performance or injunctive or declaratory relief or other equitable remedy to require a Party to perform its obligations under this Agreement or any Party’s rights or remedies based on fraud or intentional misrepresentations.

(b)The Indemnifying Party shall not be required to make any payment pursuant to this Article VII for any Damages of any Buyer Indemnified Party or Seller Indemnified Party, as applicable, arising out of the matters described in Section 7.02(a)(i) or 7.02(b)(i), as applicable, unless and until the aggregate amount of all Damages incurred by the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, in respect of indemnification under, as applicable, Section 7.02(a)(i) or 7.02(b)(i) (without giving effect to any materiality, Material Adverse Effect or similar qualification limiting the scope of any representation or warranty that is the subject of an indemnification claim) exceed Ten Thousand Dollars ($10,000) (the “Basket”) and then only for the amount of such Damages in excess of the Basket.

(c)The maximum liability of the Seller pursuant to this Article VII for any Damages of the Buyer Indemnified Parties arising out of the matters described in

Section 7.02(a)(i) (except with respect to breaches of Fundamental Representations) shall be limited to 15% of the Purchase Price.

(d)The amount of any Damages suffered shall be reduced by all amounts to which an Indemnified Party is entitled and actually receives under the provisions of any applicable insurance policies, in each case net of deductibles, and all costs and expenses of recovery of such proceeds (it being understood that no Indemnified Party shall have any obligation to acquire or maintain any insurance coverage).

(e)Notwithstanding anything to the contrary contained herein, any amount included in the determination of the Closing Working Capital will not be further subject to an indemnification claim.

Section 7.04Procedures.

(a)Indemnification Notice. An Indemnified Party shall give written notice to the Indemnifying Party as soon as reasonably practicable after becoming aware of any claim or demand (a “Claim”) for which recovery against the Indemnifying Party may be sought (any such notice an “Indemnification Notice”).  In the case of a Claim other than a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party in writing that it disputes such Claim within thirty (30) days from receipt of an Indemnification Notice, then the Claim specified in such Indemnification Notice shall be deemed a liability of the Indemnifying Party.  The right to indemnification under this Agreement will not be affected by any failure to give, or any delay in giving, an Indemnification Notice, unless, and then only to the extent that, the rights and remedies of the party to whom such notice was to have been given are materially prejudiced as a result thereof.

(b)Notice of Third Party Claims. In the event of the assertion or commencement by any third party Person of any action, suit, claim or other legal proceeding claim or with respect to which an Indemnifying Party may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnified Party pursuant to Section 7.02 (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure materially prejudices the defense of such Third Party Claim. Within fifteen (15) days of receipt of an Indemnification Notice regarding any Third Party Claim, the Indemnifying Party shall notify the Indemnified Party if the Indemnifying Party wishes to assume the defense or settlement of the Third Party Claim at its own expense with counsel of its choosing and acknowledge liability for any Losses, in which event the Indemnified Party will have the right to participate in the defense at its own expense.  Failure by an Indemnifying Party to notify an Indemnified Party of its election to defend any Third Party Claim within fifteen (15) days of receipt of an Indemnification Notice is deemed a waiver by the Indemnifying Party of its right to defend such Third Party Claim.

(c)Defense of Third Party Claims.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party must conduct the defense of the Third Party Claim reasonably actively and diligently. Such Indemnifying Party may not, in the defense of the Third Party Claim, without the written consent of the Indemnified Party (which consent will not be unreasonably withheld, delayed or conditioned) agree to any settlement, compromise or discharge of such Third Party Claim. If the Indemnifying Party does not assume the defense of any Third Party Claim after receipt of an Indemnification Notice, the Indemnified Party may to proceed with the defense of such Third Party Claim on its own, with counsel reasonably satisfactory to Indemnifying Party.  If an Indemnified Party so proceeds with the defense of any such Third Party Claim: (i) subject to the other provisions of this Section 7, all reasonable and documented out-of-pocket expenses relating to the defense of such Third Party Claim, to the extent indemnifiable hereunder, shall be borne and paid exclusively by the Indemnifying Party, (ii) Indemnifying Party shall have the right to participate in (but not control) the defense of such Third Party Claim at its own expense, and (iii) Indemnifying Party shall cooperate with the Indemnified Parties in all reasonable respects in connection with the defense of such Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(d)Settlement of Third Party Claims. In the event the Indemnified Parties assume the defense of a Third Party Claim pursuant to Section 7.04(c), the Indemnified Parties shall have the right to settle, adjust or compromise any Third Party Claim; provided, however, that if an Indemnified Party settles, adjusts or compromises any such Third Party Claim without the consent of the Indemnifying Party, such settlement, adjustment or compromise shall not be determinative of whether the Indemnified Party is entitled to indemnification hereunder (or the amount of Damages incurred by the Indemnified Party) in connection with such Third Party Claim (it being understood that if the Indemnified Party requests the Indemnifying Party’s consent to a settlement, adjustment or compromise, Indemnifying Party shall not unreasonably withhold or delay such consent).

ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.01Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)by mutual consent of Buyer and Seller;

(b)by either Buyer or Seller if the Closing shall not have been consummated before November  30, 2018 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement); or

(c)by either Buyer or Seller if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Closing shall have become final and non-appealable.

Section 8.02Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Section 5.03(c).  Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

Section 8.03Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04Extension; Waiver.  At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX
MISCELLANEOUS

Section 9.01Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by electronic mail or other electronic transmission, upon delivery; and (c) if sent by overnight delivery via a national courier service, the third Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

(a)if to Parent or Buyer, to:

Mobivity Holdings Corp.

55 N. Arizona Place, Suite 310

Chandler, AZ  85225

Attn: Dennis Becker, CEO

and

(b)if to Seller, to

Belly, Inc.

125 S. Clark Street, 17th Floor

Chicago, IL 60603

Attn: Daniel Gloede

Section 9.02Descriptive Headings.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.03Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.04Entire Agreement; Assignment.  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise, provided that Buyer may assign its rights and obligations to any other wholly owned subsidiary of Parent or Buyer, but no such assignment shall relieve Buyer of its obligations hereunder if such assignee does not perform such obligations.

Section 9.05Governing Law; Jurisdiction.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to agreements among the residents of such state made and to be performed entirely within such state (without giving effect to principles of conflicts of laws).

(b)Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a “Dispute”) between the Buyer or Parent, on the one hand, and Seller, on the other hand, arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be settled by binding arbitration conducted in the State of Delaware in accordance with the then current arbitration rules of JAMS as modified by the following provisions of this Agreement:

(i)If the amount in dispute exceeds $500,000, three neutral arbitrators shall be selected by the parties from the JAMS panel list, one of whom shall be chosen by the Seller, one of whom shall be chosen by the Buyer and the third to be chosen by the two arbitrators chosen by the Seller and the Buyer; provided, that if the two arbitrators chosen by the Seller and the Buyer are unable to reach agreement with respect to the third arbitrator, the third shall be chosen in accordance with the appointment rules of JAMS.  If the amount in dispute is less than $500,000, selection of one neutral arbitrator by the parties shall be from JAMS panel list and shall be chosen by the Seller and the Buyer together; provided, that if the Seller and the Buyer are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with appointment rules of JAMS.  The arbitrators shall be experienced in complex business matters and mergers and acquisitions transactions.

(ii)The arbitration process shall be conducted on an expedited basis by the regional office of JAMS located in Delaware.  Proceedings in arbitration shall begin no later than 45 days after the filing of the Dispute with JAMS and shall be scheduled to conclude no later than 180 days after the filing of the Dispute (including delivery of the written judgment under clause (vi) below).  All hearings, unless otherwise agreed to by the parties, shall be held in the State of Delaware.

(iii)The Seller and the Buyer may obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator(s) may, in his, her or their discretion, set parameters on the timing and/or completion of this discovery and may order additional pre-hearing exchange of information, including, without limitation, exchange of summaries of testimony or exchange of statements of positions.

(iv)The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(v)The award of the arbitrator(s) shall be made in a written opinion containing a concise reasoned analysis of the basis upon which the award was made.

(vi)A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(vii)The parties to any arbitration shall share equally the fees and costs of JAMS and the arbitrator(s).  The prevailing party or parties shall be entitled to recover from the adverse parties his, her or its actual reasonable attorneys’ fees and costs incurred in connection with the arbitration and the enforcement thereof.

(viii)Any party may apply to a court having jurisdiction to:  (A) enforce this agreement to arbitrate; (B) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved; (C) avoid the expiration of any applicable limitations period; (D) preserve a superior position with respect to other creditors; or (E) challenge or vacate any final judgment, award or decision of the arbitrator(s) that does not comport with the express provisions of Section 9.05(b)(ix).

(ix)The arbitrator(s) are only authorized to, and only have the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law.  The arbitrator(s) are not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder.  In the event that the arbitrator(s) exceed their authority under this Agreement and violate this provision, either party may petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator(s) exceeded their authority.

(x)The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 9.05(b).

Notwithstanding the foregoing, the parties shall continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

Section 9.06Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.07No Waiver Relating to Claims for Fraud, Intentional Misrepresentation or Willful Misconduct.  The liability of any Person under Article 7 will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s fraud, intentional misrepresentation or willful misconduct.  Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article 7, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraud, intentional misrepresentation or willful misconduct, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any such claim; (b) the time period during which any such claim may be brought; or (c) the recourse which any such party may seek against another Person with respect to such a claim.

Section 9.08Expenses.  Whether or not the Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.09Bulk Sales Laws.  Buyer and Seller each hereby waive compliance by Seller with the “bulk sales”, “bulk transfer” or similar laws of any state.  Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its affiliates as a result of any failure to comply with any such “bulk sales”, “bulk transfer” or similar laws.

Section 9.10Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

MOBIVITY HOLDINGS CORP.
By:
Name: Dennis Becker
Title: Chief Executive Officer

MOBIVITY, INC.
By:
Name: Dennis Becker
Title: Chief Executive Officer

BELLY, INC.
By:
Name: Daniel Gloede
Title: Chief Executive Officer